Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Argan, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee
Equity	Common Stock, par value $0.15 per share	Rule 457(c) and Rule 457(h)	500,000 (1)	$38.80 (2)	$19,400,000	$0.00011020	$2,137.88
Total Offering Amounts							$2,137.88
Total Fee Offsets (3)							—
Net Fee Due							$2,137.88

(1)

The estimated maximum aggregate number of additional shares of common stock of Argan, Inc. (the “Registrant”) available for issuance under the Argan, Inc. 2020 Stock Plan (the “Plan”). The amended Plan was approved at the Registrant’s Annual Meeting of Stockholders held on June 20, 2023 to include these additional issuable shares. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an additional indeterminate number of shares of common stock of the Registrant as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar transaction without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share of common stock and the maximum aggregate offering price are based on the sale price of the Registrant's common stock as reported on the New York Stock Exchange (“NYSE”) on July 6, 2023, which date is within five business days prior to filing this Registration Statement.

(3)	The Registrant does not have any fee offsets.